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Exhibit 4.13

[JANA PARTNERS LLC LETTERHEAD]

January 7, 2007

Forest Oil Corporation
707 17th Street, Suite 3600
Denver, Colorado 80202
Attention: H. Craig Clark
President and Chief Executive Officer

Ladies & Gentlemen,

JANA Partners LLC ("JANA"), on behalf of various funds and accounts under its management and control, has agreed pursuant to a Voting Agreement dated January 7, 2007 by and among Forest Oil Corporation, MJCO Corporation, JANA Master Fund, Ltd. and JANA Piranha Master Fund, Ltd. (the "Voting Agreement") to vote all shares owned beneficially or of record by the Stockholders in favor of the Mergers and as otherwise set forth in the Voting Agreement, and to certain related terms and conditions. All terms used herein and not defined shall have the same definition as in the Voting Agreement.

JANA hereby agrees that, from the date hereof until one year from the Merger I Effective Time, neither it nor the Stockholder nor any of their affiliates or associates (as each such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, shall (and neither it nor its affiliates or associates shall assist or encourage others to), without the prior written consent of Parent: (i) seek or propose to influence or control the management or policies of Parent or obtain representation on Parent's Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of Parent, or make any public announcement with respect to Parent (except as required by law) or any of the foregoing or request permission to do any of the foregoing; (ii) submit a proposal for, or offer of (without or without conditions) any extraordinary transaction (including, but not limited to, a tender offer, exchange offer, merger, acquisition or consolidation) involving Parent or its securities or assets; or (iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing, or otherwise encourage any third party to do any of the foregoing. As used in this Section 5(c), the term "securities" shall mean any securities of a party and any direct or indirect warrants, rights or options to acquire securities of such party.

This letter agreement shall be governed by the laws of the state of New York.

JANA PARTNERS LLC
/s/ BARRY ROSENSTEIN Name: Barry Rosenstein Title: Managing Partner
ACKNOWLEDGED AND AGREED:
FOREST OIL CORPORATION
/s/ H. CRAIG CLARK Name: H. Craig Clark Title: President & CEO

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  Exhibit 4.13